Exhibit 99.1

Evolution Petroleum Announces Results for the Fiscal 2020 Third Quarter Ended March 31, 2020 and
Declares Quarterly Common Stock Dividend

HOUSTON, TX / ACCESSWIRE / May 6, 2020 / Evolution Petroleum (NYSE American:EPM) ("Evolution" or the "Company") announced today financial results and operating highlights for its fiscal third quarter ended March 31, 2020.
Highlights for the Quarter:

•	Paid 26th consecutive quarterly cash dividend (9th consecutive dividend of $0.10 per share) on common shares and declared the next dividend payment of $0.025 per share, payable on June 30, 2020.

•	Net income of $3.7 million, marking the 16th consecutive quarter of positive reported net income, inclusive of a $2.8 million income tax benefit related to Enhanced Oil Recovery credits.

•	Cash flows from operating activities of $4.1 million and $12.2 million for the three and nine months ended March 31, 2020.

•	Ended the quarter with $20.7 million in cash, an undrawn credit facility, and no debt.
Management Comments on Results
"These are truly unprecedented times where we have seen a combination of a global pandemic, the economic slowdown and reduced demand corresponding to the virtual shutdown of multiple countries, and a substantial decline in oil prices," said Jason Brown, President and CEO. "We believe our long life, low decline assets, coupled with our unique royalty interest, continue to be among the best in the industry as evidenced by our ability to generate positive earnings and cash flows from operations. Our deliberate strategy of having a debt free balance sheet with cash on hand is proving to be a prudent position and we have taken additional steps that will enable us to protect our financial strength and allow us to take advantage in an opportunistic environment. In April 2020 we entered into a financial hedge position that locked in a fixed West Texas Intermediate (WTI) price of $32.00 per barrel on a substantial portion of our anticipated production through December 2020. We also made the decision to lower the dividend temporarily to $0.025 per quarter until the industry can emerge from this current economic climate."
"Although we do not foresee takeaway capacity being a concern, we continue to work diligently with our third-party operators to preserve cash by temporarily shutting-in wells that are uneconomic at current prices to the extent possible, taking into consideration fixed costs and reservoir integrity. We believe these difficult times could lead to new opportunities for the Company to acquire quality reserves at unusually attractive prices and selectively add assets that can grow the Company and support our future dividends."
Financial and Operational Results
Evolution reported total revenues for the quarter of $7.7 million versus $9.4 million in the prior quarter, a 17.8% decrease, primarily driven by a 19.2% decrease in the average realized oil price of $43.16 per barrel compared to $53.38 in the prior quarter. This decrease was partially offset by a 1.9% increase in total volumes primarily due to the inclusion of a full quarter of volumes from Hamilton Dome which was acquired on November 1, 2019. Also contributing to the decrease in total revenues was a decrease of 35.9% in the average realized NGL price of $9.56 per barrel of oil equivalent ("BOE") compared to $14.92 per BOE, in the prior quarter.
At the Delhi Field, the current quarter's lower average realized oil prices were further impacted by approximately $0.2 million for temporary trucking and handling charges due to the planned repair to a section of the oil sales pipeline. The pipeline repair project commenced in mid-November and was completed as scheduled in late January, and all Delhi oil sales were back through pipeline as of February 1, 2020.
Total net production in barrels of oil equivalent per day ("BOEPD") increased 1.9% to 2,164 BOEPD in the current quarter compared to 2,124 BOEPD in the prior quarter. This increase is attributed to the quarterly results including a full quarter of production from the Hamilton Dome field compared to only sixty-one days of production in the prior quarter.
Production costs were $3.9 million in the current quarter, a decrease of 8.0% from $4.2 million in the prior quarter. Delhi CO2 costs decreased $0.6 million, or 42.8%, from the prior quarter. The pipeline that supplies CO2 to the Delhi field was shut in on February 22, 2020 when a pressure loss was detected. Evolution does not have any ownership in this portion of the pipeline. The recycle facilities are operating as usual, and these facilities provide approximately 80% of the injected CO2 volumes. The operator is still assessing the impact to production and does not have a firm estimate as to when the pipeline will be returned to service. Also contributing to the decrease in production costs was the reduction in CO2 price due to a 14.9% reduction in the Company's realized oil prices associated with its Delhi production. Offsetting these decreases was a $0.2 million increase, or 9.4%, in other production costs primarily due to the inclusion of a full quarter of Hamilton Dome.
General and administrative (''G&A'') expenses increased 2.1% to $1.5 million for the current quarter, compared to the prior quarter. Increased G&A expenses are primarily attributable to a slight increase in the Company's professional service expenses.
In the quarter, the Company recorded a one-time income tax benefit of $2.8 million for Enhanced Oil Recovery tax credits impacting our fiscal 2019 and certain amended prior year returns. At March 31, 2020, the Company has a receivable for income tax refunds of approximately $3.2 million.
Net income for the quarter was $3.7 million, or $0.11 per diluted share, a 110% increase, compared to $1.8 million, or $0.05 per diluted share, in the previous quarter.
Capital Spending
During the current quarter, Evolution incurred $0.2 million on capital, primarily for the NGL plant and completion of the water curtain project at Delhi. The Company does not anticipate any material net capital spending for the remainder of fiscal 2020 as all remaining conformance and capital workover plans have been delayed based on the recent decrease in oil prices. The Delhi operator previously reported that its capital was deferred for the Phase V project until 2021. Evolution anticipates all funding for the Company's share of capital expenditures at Delhi and Hamilton Dome will be met from cash flows from operations.
Liquidity and Outlook
Working capital increased by $1.4 million from the prior quarter to $23.1 million. The increase in working capital is primarily due to the large income tax receivable resulting from EOR credits, offset by a decrease in oil and gas receivables due to lower average realized prices. The Company ended the quarter with $20.7 million in cash after paying out $3.3 million in dividends, no debt and an untapped reserve-based credit facility. On April 27, 2020, the Company completed its annual spring redetermination. As expected, the redetermination of the borrowing base resulted in a decrease to $27 million, which remains fully undrawn.
Hedge Update
On April 6, 2020, the Company entered into NYMEX WTI oil swaps covering 1,400 barrels per day (or approximately 42,000 barrels per month), a substantial portion of the Company's anticipated oil production, for the period April 1, 2020 through December 31, 2020, at a fixed swap price of $32.00 per barrel. Although Evolution does not typically employ hedging strategies, the Company believes this partial price protection will enable it to maintain its current financial strength and allow it to continue to look to selectively add to its existing asset base through a combination of cash on hand and availability under its credit facility.
Operations Update
Subsequent to December 31, 2019, oil prices have declined sharply as a result of multiple significant factors impacting supply and demand in the global oil and natural gas markets, including the global pandemic of COVID-19. Most recently, the continued loss of consumer demand has led to a surplus in crude products that has filled the country's storage capacity and created a contango, or an increase from the current month's low price, in the WTI futures curve.
The Company is working with its operating partners to review lifting costs on a well-by-well basis, basing shut-in decisions on wells with low or temporarily negative netbacks, while retaining the operating flexibility to return wells to service as realized prices improve. The Company is continuing to monitor the oil price environment and is working with its operators to plan accordingly for various scenarios.
Cash Dividend on Common Stock
The Company has paid twenty-six consecutive quarterly dividends, with the previous nine at a rate of $0.10 per share. While the long-term strategy towards the dividend remains unchanged, the Board of Directors believes it is prudent to temporarily adjust the current quarterly dividend rate to $0.025 per share in the short term. This change will go into effect in the quarter ending June 30, 2020. This proactive move is being done to maintain the cash balance should the challenging circumstances persist beyond just the next few months as the economic slowdown and the COVID-19 pandemic continue to evolve. Maintaining the cash position also allows the Company greater flexibility as both Management and the Board of Directors believe the current market conditions could create meaningful M&A opportunities to grow the Company. The Company continues to reward shareholders with more than a 3% yield at the current stock price. The long-term plan of distributing a substantial portion of the Company's free cash flow in excess of operating and capital requirements through cash dividends remains a high priority of the overall financial strategy, and the Company expects to return to higher dividend levels after the industry's emergence from the current market turmoil and continue to increase dividends over time, as appropriate. The cash dividend will be paid on June 30, 2020 to common stockholders of record on June 15, 2020.
The CARES Act
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") into law. The CARES Act is a relief package intended to assist many aspects of the American economy with a focus on those companies lacking access to other sources of liquidity. The Company reviewed all aspects of the act, including the Paycheck Protection Program (PPP) which initially provided up to $349 billion in forgivable loans to small businesses to pay their employees during the COVID-19 crisis. The decision was made not to participate based on the Company's current financial position, the guidance provided by Congress and the administration and the immaterial amount of the anticipated loan.
Quarterly Conference Call
Evolution Petroleum Corporation will host its earnings conference call for the quarter ended March 31, 2020 on Thursday, May 7, 2020 at 2:00 p.m. Eastern (1:00 p.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and David Joe, Chief Financial Officer. Details for the conference call are as follows:
Date: Thursday, May 7, 2020
Time: 2:00 p.m. Eastern
Call: 844-369-8770 (toll-free United States & Canada)
Call: 862-298-0840 (toll International)
To listen live via webcast over the internet, click the link https://www.webcaster4.com/Webcast/Page/2188/34451 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through June 7, 2020 and will be accessible by calling 877-481-4010 (toll-free United States & Canada); 919-882-2331 (International) with the replay pin number of 34451.
About Evolution Petroleum
Evolution Petroleum is an independent energy company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution's largest assets are its interests in a CO2 enhanced oil recovery project in Louisiana's Delhi field and its interests in the Hamilton Dome unitized field located in Hot Springs County, Wyoming. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.
Company Contacts:
Jason Brown, President & CEO
(713) 554-1850
David Joe, SVP & CFO
(713) 554-1860

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Revenues
Crude oil	$7,461,823	$9,032,032	$25,281,564	$30,945,359
Natural gas liquids	250,476	468,525	963,054	1,910,395
Natural gas	320	471	1,831	471
Total revenues	7,712,619	9,501,028	26,246,449	32,856,225
Operating costs
Production costs	3,895,544	3,793,008	11,220,238	10,703,606
Depreciation, depletion and amortization	1,399,481	1,558,130	4,310,284	4,710,223
General and administrative expenses *	1,465,780	1,196,935	4,240,330	3,760,767
Total operating costs	6,760,805	6,548,073	19,770,852	19,174,596
Income from operations	951,814	2,952,955	6,475,597	13,681,629
Other
Enduro transaction breakup fee	—	—	—	1,100,000
Interest and other income	41,186	65,831	160,256	172,260
Interest expense	(29,067)	(28,789)	(87,757)	(87,479)
Income before income taxes	963,933	2,989,997	6,548,096	14,866,410
Income tax provision (benefit)	(2,746,226)	591,122	(1,719,801)	2,767,169
Net income available to common stockholders	$3,710,159	$2,398,875	$8,267,897	$12,099,241
Earnings per common share
Basic	$0.11	$0.07	$0.25	0.36
Diluted	$0.11	$0.07	$0.25	0.36
Weighted average number of common shares
Basic	33,052,162	33,186,665	33,055,861	33,151,786
Diluted	33,052,162	33,196,197	33,058,446	33,163,661

* For the three months ended March 31, 2020 and 2019, non-cash stock-based compensation expenses were $358,591 and $208,665, respectively. For the nine months ended March 31, 2020 and 2019, non-cash stock-based compensation expenses were $926,794 and $678,149, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2020	June 30, 2019
Assets
Current assets
Cash and cash equivalents	$20,693,234	$31,552,533
Receivables	5,222,213	3,168,116
Prepaid expenses	303,375	458,278
Total current assets	26,218,822	35,178,927
Oil and natural gas properties, net (full-cost method of accounting)	67,668,686	60,346,466
Other property and equipment, net	19,449	26,418
Total property and equipment	67,688,135	60,372,884
Other assets, net	311,695	210,033
Total assets	$94,218,652	$95,761,844
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,263,940	$2,084,140
Accrued liabilities and other	570,239	537,755
State and federal income taxes payable	274,299	130,799
Total current liabilities	3,108,478	2,752,694
Long term liabilities
Deferred income taxes	11,591,629	11,322,691
Asset retirement obligations	2,499,180	1,560,601
Operating lease liability	99,014	—
Total liabilities	17,298,301	15,635,986
Commitments and contingencies
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 32,956,469 and 33,183,730 shares issued and outstanding, respectively	32,956	33,183
Additional paid-in capital	40,932,577	42,488,913
Retained earnings	35,954,818	37,603,762
Total stockholders’ equity	76,920,351	80,125,858
Total liabilities and stockholders’ equity	$94,218,652	$95,761,844

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income	$8,267,897	$12,099,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,310,284	4,710,223
Stock-based compensation	926,794	678,149
Settlements of asset retirement obligations	(76,833)	—
Deferred income tax expense	268,938	633,625
(Gain) loss on derivative instruments, net		—
Other	35,966	11,367
Changes in operating assets and liabilities:
Receivables	(2,054,097)	254,900
Prepaid expenses	154,903	(155,364)
Accrued liabilities and other	256,112	123,853
Income taxes payable	143,500	(22,842)
Net cash provided by operating activities	12,233,464	18,333,152
Cash flows from investing activities
Acquisition of oil and natural gas properties	(9,337,716)	—
Capital expenditures for oil and natural gas properties	(1,354,849)	(6,369,363)
Capital expenditures for other property and equipment	—	(2,337)
Net cash used in investing activities	(10,692,565)	(6,371,700)
Cash flows from financing activities
Cash dividends to common stockholders	(9,916,841)	(9,953,562)
Common share repurchases, including shares surrendered for tax withholding	(2,483,357)	(138,638)
Net cash used in financing activities	(12,400,198)	(10,092,200)
Net change in cash, cash equivalents and restricted cash	(10,859,299)	1,869,252
Cash, cash equivalents and restricted cash, beginning of period	31,552,533	27,681,133
Cash and cash equivalents, end of period	$20,693,234	$29,550,385

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2020	2019
Income taxes paid	$1,150,000	$2,362,919
Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas properties	(42,371)	(1,748,122)
Oil and natural gas property costs incurred through recognition of asset retirement obligations and revision of previous estimates	871,076	84,999

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$7,461,823	$8,974,237	$(1,512,414)	(16.9)%
NGL revenues	250,476	406,634	(156,158)	(38.4)%
Natural gas revenues	320	744	(424)	(57.0)%
Total revenues	$7,712,619	$9,381,615	$(1,668,996)	(17.8)%

Crude oil volumes (Bbl)	172,901	168,117	4,784	2.8%
NGL volumes (Bbl)	26,206	27,260	(1,054)	(3.9)%
Natural gas volumes (Mcf)	223	356	(133)	(37.4)%
Equivalent volumes (BOE)	199,144	195,437	3,707	1.9%

Crude oil (BOPD, net)	1,879	1,827	52	2.8%
NGLs (BOEPD, net)	285	296	(11)	(3.7)%
Natural gas (BOEPD, net)	—	1	(1)	n.m.
Equivalent volumes (BOEPD, net)	2,164	2,124	40	1.9%

Crude oil price per Bbl	$43.16	$53.38	$(10.22)	(19.1)%
NGL price per Bbl	9.56	14.92	(5.36)	(35.9)%
Natural gas price per Mcf	1.43	2.09	(0.66)	n.m.
Equivalent price per BOE	$38.73	$48.00	$(9.27)	(19.3)%

CO2 costs	$806,527	$1,410,213	$(603,686)	(42.8)%
Other production costs	3,089,017	2,824,392	264,625	9.4%
Total production costs	$3,895,544	$4,234,605	$(339,061)	(8.0)%

CO2 costs per BOE	$4.05	$7.22	$(3.17)	(43.9)%
All other production costs per BOE	15.51	14.45	1.06	7.3%
Production costs per BOE	$19.56	$21.67	$(2.11)	(9.7)%

CO2 costs per mcf	$0.69	$0.77	$(0.08)	(10.4)%
CO2 volumes (MMcf per day, gross)	53.9	83.6	(29.7)	(35.5)%

DD&A of proved oil and gas properties	$1,352,203	$1,419,333	$(67,130)	(4.7)%
Depreciation of other property and equipment	2,465	2,182	283	13.0%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	41,422	36,143	5,279	14.6%
Total DD&A	$1,399,481	$1,461,049	$(61,568)	(4.2)%

Oil and gas DD&A rate per BOE	$6.79	$7.26	$(0.47)	(6.5)%
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended March 31,
	2020	2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$7,461,823	$9,032,032	$(1,570,209)	(17.4)%
NGL revenues	250,476	468,525	(218,049)	(46.5)%
Natural gas revenues	320	471	(151)	(32.1)%
Total revenues	$7,712,619	$9,501,028	$(1,788,409)	(18.8)%

Crude oil volumes (Bbl)	172,901	152,776	20,125	13.2%
NGL volumes (Bbl)	26,206	28,626	(2,420)	(8.5)%
Natural gas volumes (Mcf)	223	160	63	39.4%
Equivalent volumes (BOE)	199,144	181,429	17,715	9.8%

Crude oil (BOPD, net)	1,879	1,698	181	10.7%
NGLs (BOEPD, net)	285	318	(33)	(10.4)%
Natural gas (BOEPD, net)	—	n.m.	n.m.	n.m.
Equivalent volumes (BOEPD, net)	2,164	2,016	148	7.3%

Crude oil price per Bbl	$43.16	$59.12	$(15.96)	(27.0)%
NGL price per Bbl	9.56	16.37	(6.81)	(41.6)%
Natural gas price per Mcf	1.43	2.94	(1.51)	n.m.
Equivalent price per BOE	$38.73	$52.37	$(13.64)	(26.0)%

CO2 costs	$806,527	$1,873,720	$(1,067,193)	(57.0)%
Other production costs	3,089,017	1,919,288	1,169,729	60.9%
Total production costs	$3,895,544	$3,793,008	$102,536	2.7%

CO2 costs per BOE	$4.05	$10.33	$(6.28)	(60.8)%
All other production costs per BOE	15.51	10.58	4.93	46.6%
Production costs per BOE	$19.56	$20.91	$(1.35)	(6.5)%

CO2 costs per mcf	$0.69	$0.84	$(0.15)	(17.9)%
CO2 volumes (MMcf per day, gross)	53.9	103.3	(49.4)	(47.8)%

DD&A of proved oil and gas properties	$1,352,203	$1,523,990	$(171,787)	(11.3)%
Depreciation of other property and equipment	2,465	4,338	(1,873)	(43.2)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	41,422	26,411	15,011	56.8%
Total DD&A	$1,399,481	$1,558,130	$(158,649)	(10.2)%

Oil and gas DD&A rate per BOE	$6.79	$8.40	$(1.61)	(19.2)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2020	2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$25,281,564	$30,945,359	$(5,663,795)	(18.3)%
NGL revenues	963,054	1,910,395	(947,341)	(49.6)%
Natural gas revenues	1,831	471	1,360	n.m.
Total revenues	$26,246,449	$32,856,225	$(6,609,776)	(20.1)%

Crude oil volumes (Bbl)	490,125	475,043	15,082	3.2%
NGL volumes (Bbl)	79,982	76,728	3,254	4.2%
Natural gas volumes (Mcf)	935	160	775	n.m.
Equivalent volumes (BOE)	570,263	551,798	18,465	3.3%

Crude oil (BOPD, net)	1,782	1,734	48	2.8%
NGLs (BOEPD, net)	291	280	11	3.9%
Natural gas (BOEPD, net)	1	n.m.	1	n.m.
Equivalent volumes (BOEPD, net)	2,074	2,014	60	3.0%

Crude oil price per Bbl	$51.58	$65.14	$(13.56)	(20.8)%
NGL price per Bbl	12.04	24.90	(12.86)	(51.6)%
Natural gas price per Mcf	1.96	2.94	(0.98)	n.m.
Equivalent price per BOE	$46.03	$59.54	$(13.51)	(22.7)%

CO2 costs	$3,501,507	$4,862,502	$(1,360,995)	(28.0)%
Other production costs	7,718,731	5,841,104	1,877,627	32.1%
Total production costs	$11,220,238	$10,703,606	$516,632	4.8%

CO2 costs per BOE	$6.14	$8.81	$(2.67)	(30.3)%
All other production costs per BOE	13.54	10.59	2.95	27.9%
Production costs per BOE	$19.68	$19.40	$0.28	1.4%

CO2 costs per mcf	$0.77	$0.90	$(0.13)	(14.4)%
CO2 volumes (MMcf per day, gross)	69.1	82.9	(13.8)	(16.6)%

DD&A of proved oil and gas properties	$4,189,290	$4,612,053	$(422,763)	(9.2)%
Depreciation of other property and equipment	6,969	12,624	(5,655)	(44.8)%
Amortization of intangibles	10,173	10,173	—	—%
Accretion of asset retirement obligations	103,852	75,373	28,479	37.8%
Total DD&A	$4,310,284	$4,710,223	$(399,939)	(8.5)%

Oil and gas DD&A rate per BOE	$7.35	$8.36	$(1.01)	(12.1)%

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